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                                    FORM N-8A

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

            Name: AIG Global Investment Group Municipal Insured Fund

   Address of Principal Business Office (No. & Street, City, State, Zip Code):

                                175 Water Street
                               New York, NY 10038

                     Telephone Number (including area code):

                                 (212) 458-2000

                Name and address of agent for service of process:

                               Steven S. Drachman
                           AIG Global Investment Corp.
                           70 Pine Street, 28th Floor
                               New York, NY 10270

                                   Copies to:

                              Jane A. Kanter, Esq.
                                     Dechert
                               1775 Eye Street, NW
                              Washington, DC 20006

Check appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
                         YES /X/               NO / /
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                                   SIGNATURES


         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this Notification of Registration to be duly signed on its behalf in the City of New York and State of New York on the 31st day of October, 2002.


                              AIG Global Investment Group Municipal Insured Fund

                                  BY:        /s/ Steven S. Drachman
                                            ------------------------------------
                                            Steven S. Drachman
                                            Treasurer

Attest:

BY: /s/ Todd L. Spillane
   -----------------------------------
   Todd L. Spillane
   President